UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   September 26, 2006

IA Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15863	13-4037641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 N. Reo Street, Suite 300, Tampa, FL 33609

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) (813) 261-5157

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 3 - SECURITIES AND TRADING MARKETS

ITEM 3.01 - Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 26, 2006, IA Global, Inc. (the “Company”) received notice that the staff of the American Stock Exchange (“AMEX”) has determined to proceed with an application to the Securities and Exchange Commission to remove the common stock of IA Global from listing and registration on AMEX. This action, which has been appealed by IA Global is being taken because the Company is not in compliance with Section 1003(a)(iii) of the AMEX Company Guide, in that its stockholders’ equity is less than $6 million and it has sustained losses from continuing operations and/or net losses in its five most recent fiscal years. In addition, the Company is not in compliance with Section 1003(a)(ii) as its stockholders’ equity is now less than $4 million and it has sustained losses from continuing operations and/or net losses in three of its four most recent fiscal years.

The Company submitted a plan on July 16, 2006, which was subsequently amended on September 15, 2006 and September 21, 2006, advising AMEX of the actions the Company has taken, or will take, that would bring it into compliance with the applicable listing standards. AMEX believes that the Company has not provided sufficient evidence to support that the plan will result in the Company regaining compliance by December 16, 2006.

The Company believes it has submitted a plan to AMEX which would bring it into compliance with the continued listing standards by December 16, 2006. On September 28, 2006, the company appealed the delisting determination by requesting an oral hearing to present this plan and our progress in achieving the plan and maintain our AMEX listing. The Company’s Common Stock continues to trade on AMEX.

There is no guarantee that the Company will be successful at maintaining its AMEX listing. If the Company’s common stock was to be de-listed by AMEX, the Company expects its shares would continue to be traded as a bulletin board stock.

ITEM 9.01 - Financial Statements and Exhibits.

(a)	Financial statements of business acquired – None.

(b)	Pro Forma financial information – None.

(d)	Exhibits –

Exhibit No.	Description
99.1	Press release dated September 29, 2006 concerning IA Global, Inc receipt of non-compliance letter from AMEX.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IA Global, Inc.

(Registrant)

Dated: September 29, 2006

By:	/s/ Mark Scott

Mark Scott

President and Chief Financial Officer